Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

Santander UK Group Holdings plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	$1,250,000,000 5.694% Fixed Rate/Floating Rate Notes due 2031	Rule 457(r)	$1,250,000,000	$100%	$1,250,000,000	0.00015310	$191,375
Total Offering Amounts						$1,250,000,000		$191,375
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$191,375